      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 12, 2002

                                                    REGISTRATION NO. 333-[_____]
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ---------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------

                                  SPECTRX, INC.
             (Exact Name of Registrant as Specified in Its Charter)

              DELAWARE                                     58-2029543
   (State or Other Jurisdiction                         (I.R.S. Employer
of Incorporation or Organization)                     Identification Number)

                                6025A UNITY DRIVE
                             NORCROSS, GEORGIA 30071
                                 (770) 242-8723
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                 ---------------

                              THOMAS H. MULLER, JR.
         EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND SECRETARY
                                  SPECTRX, INC.
                                6025A UNITY DRIVE
                             NORCROSS, GEORGIA 30071
                                 (770) 242-8723
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)

                                 ---------------

                                    Copy to:

                              LISA A. STATER, ESQ.
                           JONES, DAY, REAVIS & POGUE
                               3500 SUNTRUST PLAZA
                              303 PEACHTREE STREET
                           ATLANTA, GEORGIA 30308-3242
                                 (404) 521-3939

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time following the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------------------
                                                             PROPOSED MAXIMUM        PROPOSED MAXIMUM
   TITLE OF EACH CLASS OF                  AMOUNT TO BE     OFFERING PRICE PER      AGGREGATE OFFERING          AMOUNT OF
SECURITIES TO BE REGISTERED                 REGISTERED           SHARE(1)                PRICE(1)           REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value.........      81,300(2)            $3.86                  $ 313,818                $29
-----------------------------------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of determining the registration fee, based on the average of the high and low prices for the Common Stock as reported on the Nasdaq National Market on June 7, 2002, pursuant to Rule 457(c) under the Securities Act of 1933.

(2)      To be offered from time to time by selling stockholders.

---------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL OR OFFER THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND NEITHER SPECTRX NOR THE SELLING STOCKHOLDERS ARE SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED JUNE 12, 2002

PROSPECTUS

                                  81,300 SHARES

                                  SPECTRX, INC.

                                  COMMON STOCK

                                 ---------------

         This prospectus covers up to 81,300 shares of common stock of SpectRx, Inc. that may be offered for sale by the stockholders named in this prospectus or a prospectus supplement. The selling stockholders may offer the common stock on the Nasdaq National Market or the over-the-counter market, in privately negotiated transactions or otherwise at prices prevailing in these markets or as may be negotiated at the time of sale. See "Plan of Distribution" and "Selling Stockholders."

         We will not receive any cash proceeds from the sale of shares by the selling stockholders. We will pay substantially all expenses of registration of the shares. The selling stockholders will pay any underwriting fees, discounts or commissions, and transfer taxes.

         Our common stock is traded in the Nasdaq National Market under the symbol SPRX. The last reported sale price of our common stock on the Nasdaq National Market on [___________], 2002 was $[___] per share.


                                 ---------------

         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. THESE RISKS ARE DESCRIBED UNDER THE CAPTION "RISK FACTORS" THAT BEGINS ON PAGE 5 OF THIS PROSPECTUS.

                                 ---------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the common stock that may be offered under this prospectus, nor have any of these organizations determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.


                                 ---------------

                 The date of this prospectus is               , 2002

                                TABLE OF CONTENTS

                                                                                                                PAGE
SUMMARY .........................................................................................................2

         Our Company.............................................................................................2

         Use of Proceeds.........................................................................................3

         Offering................................................................................................3

         Summary Financial Information...........................................................................4

RISK FACTORS.....................................................................................................5

         Risk Factors Relating to SpectRx........................................................................5

         Our Forward-Looking Statements Are Subject to a
         Variety of Factors That Could Cause Actual Results
         to Differ Materially from Current Beliefs..............................................................11

USE OF PROCEEDS.................................................................................................11

SELLING STOCKHOLDERS............................................................................................11

PLAN OF DISTRIBUTION............................................................................................13

LEGAL MATTERS...................................................................................................14

EXPERTS.........................................................................................................14

WHERE YOU CAN GET MORE INFORMATION..............................................................................14

         Available Information..................................................................................14

         Incorporation of Documents by Reference................................................................14

                                     SUMMARY

         This summary highlights general information about SpectRx and the common stock that may be offered by the selling stockholders, but does not contain all information important to you. You should read the more detailed information and financial statements, including the related notes, appearing elsewhere and incorporated by reference in this prospectus.

                                   OUR COMPANY

         We are a medical technology company developing and providing products for the diabetes and non-invasive diagnostics markets. We use our leading-edge technologies to provide:

         - minimally invasive blood sampling procedures for the monitoring of glucose levels in people with diabetes;

         -        innovative insulin delivery products; and

         - painless, non-invasive alternatives to blood and tissue sampling procedures, primarily for detection of various topical cancers and infant jaundice.

         Our technology has historically been based upon biophotonic technology. Biophotonic technology is the use of light and other forms of energy to access the human body to diagnose and monitor disease. In addition, we have recently expanded our technology to include innovative methods of delivering insulin to people with diabetes with our acquisition of Sterling Medivations, Inc. in December 2001. We now have two areas of focus: diabetes management products and non-invasive diagnostic products.

         Within our diabetes management business, we are developing products that measure glucose levels more conveniently and more often than similarly used products currently sold by our competitors. We are developing glucose monitoring products that will allow people with diabetes to easily and accurately measure their glucose levels. These products use our proprietary interstitial fluid sampling technology. We have entered into a collaborative agreement with Abbott Laboratories, Inc., the primary focus of which is currently on the continuous monitoring product, and we are independently developing the single-use application.

         Additionally, our diabetes management business includes the development of insulin delivery products that we recently acquired through our purchase of Sterling Medivations. The products under development that we acquired include insulin pump infusion sets, an insulin pen and other ancillary insulin delivery products. The initial products will be insulin pump infusion sets, trademarked Simple Choice. These products are designed to deliver insulin more comfortably and effectively than competing products.

         In our non-invasive diagnostic business, we market a product that we developed that provides a non-invasive alternative to the conventional blood test for detecting and monitoring infant jaundice. We are also developing products that we believe will provide less invasive or painless alternatives to products that are currently available for cancer detection. We believe the products in these areas can improve patient well-being and reduce healthcare costs since they reduce or eliminate pain, are convenient to use and provide rapid results at the point of care.

         Our infant jaundice product, trademarked the BiliChek in the United States and the BiliCheck internationally, is based on a form of biophotonic technology. This product measures bilirubin, an excess of which causes jaundice. The product is designed to provide rapid, point-of-care bilirubin measurements and to serve as an initial screening and ongoing monitoring device. We have entered into a collaborative agreement with Respironics, Inc. in the U.S. and Canada to market our infant jaundice product and the related disposables, trademarked the BiliCal.

         We are developing a non-invasive cervical cancer detection product based on our proprietary biophotonic technology under a collaborative agreement with Welch Allyn, Inc. As a result of changes in the cervical cancer screening market, we and Welch Allyn have been reviewing the results of research studies that we jointly commissioned and discussing various approaches to product development, market positioning and the continued feasibility of developing this product together. Pending the results of this market research and our discussions with Welch Allyn, we will review our development and commercialization activities with respect to our cervical cancer detection product as well as our relationship with Welch Allyn.

         The non-invasive diabetes detection product we are developing under a collaborative agreement with Roche Diagnostics BMC, trademarked the Accu-Chek D-Tector, is designed to detect and measure fluorescence in the lens of the eye and evaluate that measurement using our proprietary algorithm. An abnormally high level of fluorescence in the lens of the eye may be indicative of prolonged exposure to high levels of glucose due to diabetes. We have tentatively agreed with Roche to postpone market introduction of this product due to rising costs associated with the development process. We are in the process of finalizing an amendment to our agreement with Roche pending a determination of the feasibility of continuing development for our diabetes detection product.

         Our principal executive and operations facility is located at 6025A Unity Drive, Norcross, Georgia 30071, and our telephone number is (770) 242-8723.

                                 USE OF PROCEEDS

         We will not receive any cash proceeds from the sale of common stock that may be offered by the selling stockholders.

                                    OFFERING

COMMON STOCK SPECTRX IS OFFERING..............    None


COMMON STOCK THAT MAY BE OFFERED BY
SELLING STOCKHOLDERS..........................    81,300 shares


NASDAQ SYMBOL FOR COMMON
   STOCK......................................    SPRX


RISK FACTORS..................................    You should read the "Risk Factors" section beginning on page 5 of this prospectus, as well as the other cautionary statements throughout the entire prospectus, to ensure that you understand the risks associated with an investment in our common stock.

                          SUMMARY FINANCIAL INFORMATION

         The financial information below for each of the five years ended December 31, 2001 has been derived from our audited financial statements. The unaudited financial information for the three months ended March 31, 2002 and 2001 has been derived from our unaudited financial statements and reflects only normal recurring adjustments necessary for the fair presentation of this information. You should not expect the results of operations of interim periods to be an indication of results for a full year. This information is only a summary and should be read in conjunction with our historical financial statements contained in our periodic reports filed with the Securities and Exchange Commission. See "Where You Can Get More Information -- Available Information."

                                                                                                             THREE MONTHS
                                                              YEAR ENDED DECEMBER 31,                       ENDED MARCH 31,
                                              -------------------------------------------------------     --------------------
                                               2001         2000        1999        1998        1997        2002        2001
                                              -------     -------     -------     -------     -------     --------     -------
                                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues .................................    $ 2,458     $ 4,968     $ 3,337     $ 1,406     $   901     $    652     $   621
Costs and Expenses:
Cost of product sales ....................      2,064       1,732       1,708       1,626           0          424         501
Research and development .................      3,842       5,804       5,170       4,234       3,714        1,453       1,572
Sales and marketing ......................        846         957         900       1,058         835          305         177
General and administrative ...............      2,941       3,177       2,222       1,908       2,272          876         717
                                              -------     -------     -------     -------     -------     --------     -------
  Loss from operations ...................     (7,235)     (6,702)     (6,663)     (7,420)     (5,920)      (2,406)     (2,346)
Net interest and other income (expense),
  net ....................................        269         355         125         783         194           36          36
                                              -------     -------     -------     -------     -------     --------     -------
Net loss .................................    $(6,966)    $(6,347)    $(6,538)    $(6,637)    $(5,726)    $ (2,370)    $(2,310)
Preferred stock dividends ................       (315)       (315)        (14)          0           0          (79)        (79)
                                              -------     -------     -------     -------     -------     --------     -------
Loss available to common
  stockholders ...........................    $(7,281)    $(6,662)    $(6,552)    $(6,637)    $(5,726)    $ (2,449)    $(2,389)
                                              =======     =======     =======     =======     =======     ========     =======

Net loss per share
  Basic ..................................    $ (0.75)    $ (0.79)    $ (0.82)    $ (0.84)    $ (1.26)    $  (0.22)    $ (0.28)
  Diluted ................................    $ (0.75)    $ (0.79)    $ (0.82)    $ (0.84)    $ (1.26)    $  (0.22)    $ (0.28)


Shares used to compute net loss per share:
  Basic ..................................      9,646       8,429       8,033       7,926       4,528       11,202       8,512
  Diluted ................................      9,646       8,429       8,033       7,926       4,528       11,202       8,512



                                                                    DECEMBER 31,                                MARCH 31,
                                              -------------------------------------------------------     --------------------
                                               2001         2000        1999        1998        1997        2002        2001
                                              -------     -------     -------     -------     -------     --------     -------
                                                                        (IN THOUSANDS)                         (UNAUDITED)
BALANCE SHEET DATA:
Total assets .............................    $18,325     $ 7,148     $ 7,693     $ 7,654     $14,999     $ 14,932     $ 4,449
Total long-term obligations,
  including convertible, redeemable
  preferred stock ........................    $ 5,150     $ 5,960     $ 5,645     $     0     $   752     $  5,214     $ 6,039

                                  RISK FACTORS

         Investing in our common stock involves a high degree of risk. You should carefully consider the specific factors listed below, as well as the other information included and incorporated by reference in this prospectus, before investing in our common stock

RISK FACTORS RELATING TO SPECTRX

WE HAVE A SHORT OPERATING HISTORY, WHICH MAKES IT DIFFICULT FOR YOU TO EVALUATE OUR BUSINESS.

         Because limited historical information is available on our operations, it will be difficult for you to evaluate our business. Our prospects must be considered in light of the substantial risks, expenses, uncertainties and difficulties encountered by entrants into the medical device industry, which is characterized by increasing intense competition and a high failure rate.

WE HAVE A HISTORY OF LOSSES, AND WE EXPECT LOSSES TO CONTINUE.

         We have never been profitable, and we have had operating losses since our inception. We expect our operating losses to continue as we continue to expend substantial resources to integrate the recently acquired operations of Sterling Medivations and launch the new product line we acquired, to complete development of our products, obtain regulatory clearances or approvals, build our marketing, sales, manufacturing and finance organizations, and conduct further research and development. To date, we have engaged primarily in research and development efforts. The further development and commercialization of our products will require substantial development, regulatory, sales and marketing, manufacturing and other expenditures. We have only generated limited revenues from product sales. Our accumulated deficit was about $42 million at March 31, 2002.

STERLING MEDIVATIONS HAS AN UNPROVEN BUSINESS THAT IS DIFFERENT FROM OUR FORMER FOCUS ON NON-INVASIVE PRODUCTS, AND WE WILL BE REQUIRED TO DEVELOP NEW CAPABILITIES TO SUCCESSFULLY INTEGRATE STERLING MEDIVATIONS.

         We acquired Sterling Medivations, a start-up medical device company that has developed a portfolio of diabetes products, in December 2001. Sterling Medivations currently has no revenues or significant assets. The product line that Sterling Medivations brought us is also significantly different from our existing product line, which focuses on non-invasive and minimally invasive products. Sterling Medivations' future business will depend on our ability to develop various functions that will enable it to operate as planned, including manufacturing, marketing, and distribution capabilities. There can be no assurance that we or Sterling Medivations will be able to successfully develop or implement these functions.

         We cannot be sure that we will be able to successfully integrate the Sterling Medivations business into our operations without substantial costs, delays or other problems. The difficulties of combining operations may be magnified by integrating personnel with differing business backgrounds and corporate cultures. The integration of Sterling Medivations may take longer and be more disruptive to our company than originally anticipated and may result in a significant diversion of management attention and operational and financial resources. We and Sterling Medivations may not be able to realize the benefits that are expected to be realized. Difficulties encountered in the integration process could have an adverse effect on our business, operations and financial condition.

OUR ABILITY TO SELL OUR PRODUCTS IS CONTROLLED BY GOVERNMENT REGULATIONS, AND WE MAY NOT BE ABLE TO OBTAIN ANY NECESSARY CLEARANCES OR APPROVALS.

         The design, manufacturing, labeling, distribution and marketing of our products are and will be subject to extensive and rigorous government regulation, which can be expensive and uncertain and can cause lengthy delays before we can begin selling our products.

         IN THE UNITED STATES, THE FOOD AND DRUG ADMINISTRATION'S ACTIONS COULD DELAY OR PREVENT OUR ABILITY TO SELL OUR PRODUCTS, WHICH WOULD ADVERSELY AFFECT OUR GROWTH AND STRATEGY PLANS.

         In order for us to market our products in the United States, we must obtain clearance or approval from the Food and Drug Administration, or FDA. We cannot be sure:

         - that we or our collaborative partners will make timely filings with the FDA;

         - that the FDA will act favorably or quickly on these submissions;

         - that we will not be required to submit additional information or perform additional clinical studies;

         - that we would not be required to submit an application for premarket approval, rather than a premarket notification submission as described below; or

         - that other significant difficulties and costs will not be encountered to obtain FDA clearance or approval.

         The premarket approval process is more rigorous and lengthier than the clearance process for premarket notifications; it can take several years from initial filing and require the submission of extensive supporting data and clinical information. For example, Roche previously filed a premarket notification for our diabetes detection product, which was withdrawn when the FDA indicated that this product should be submitted for premarket approval, including submission of clinical study data. We do not have any premarket approval applications pending, but we currently believe our cervical cancer detection product and our glucose monitoring products will require submission of applications for premarket approval.

         The FDA may impose strict labeling or other requirements as a condition of its clearance or approval, any of which could limit our ability to market our products. Further, if we wish to modify a product after FDA clearance of a premarket notification or approval of a premarket approval application, including changes in indications or other modifications that could affect safety and efficacy, additional clearances or approvals will be required from the FDA. Any request by the FDA for additional data, or any requirement by the FDA that we conduct additional clinical studies or submit to the more rigorous and lengthier premarket approval process, could result in a significant delay in bringing our products to market and substantial additional research and other expenditures. Similarly, any labeling or other conditions or restrictions imposed by the FDA on the marketing of our products could hinder our ability to effectively market our products. Any of the above actions by the FDA could delay or prevent altogether our ability to market and distribute our products. Further, there may be new FDA policies or changes in FDA policies that could be adverse to us.

         IN FOREIGN COUNTRIES, INCLUDING EUROPEAN COUNTRIES, WE ARE ALSO SUBJECT TO GOVERNMENT REGULATION, WHICH COULD DELAY OR PREVENT OUR ABILITY TO SELL OUR PRODUCTS IN THOSE JURISDICTIONS.

         In order for us to market our products in Europe and some other international jurisdictions, we and our distributors and agents must obtain required regulatory registrations or approvals. We must also comply with extensive regulations regarding safety, efficacy and quality in those jurisdictions. We may not be able to obtain any required regulatory registrations or approvals, or we may be required to incur significant costs in obtaining or maintaining any regulatory registrations or approvals we receive. Delays in obtaining any registrations or approvals required to market our products, failure to receive these registrations or approvals, or future loss of previously obtained registrations or approvals would limit our ability to sell our products internationally. For example, international regulatory bodies have adopted various regulations governing product standards, packaging requirements, labeling requirements, import restrictions, tariff regulations, duties and tax requirements. These regulations vary from country to country. In order to sell our products in Europe, we must maintain ISO 9001 certification and CE mark certification, which is an international symbol of quality and compliance with applicable European medical device directives. Failure to receive or maintain ISO 9001 certification or CE mark certification or other international regulatory approvals would prevent us from selling in Europe.

         EVEN IF WE OBTAIN CLEARANCE OR APPROVAL TO SELL OUR PRODUCTS, WE ARE SUBJECT TO ONGOING REQUIREMENTS AND INSPECTIONS THAT COULD LEAD TO THE RESTRICTION, SUSPENSION OR REVOCATION OF OUR CLEARANCE.

         We and our collaborative partners will be required to adhere to applicable FDA regulations regarding good manufacturing practice, which include testing, control, and documentation requirements. We are subject to similar regulations in foreign countries. Ongoing compliance with good manufacturing practice and other applicable regulatory requirements will be strictly enforced in the United States through periodic inspections by state and federal agencies, including the FDA, and in international jurisdictions by comparable agencies. Failure to comply with these regulatory requirements could result in, among other things, warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure to obtain premarket clearance or premarket approval for devices, withdrawal of approvals previously obtained, and criminal prosecution. The restriction, suspension or revocation of regulatory approvals or any other failure to comply with regulatory requirements would limit our ability to operate and could increase our costs.

SINCE WE WILL RELY SIGNIFICANTLY ON OUR COLLABORATIVE PARTNERS TO OBTAIN AND MAINTAIN OUR REGULATORY APPROVALS, ANY FAILURE OF OUR COLLABORATIVE PARTNERS TO PERFORM COULD HURT OUR OPERATIONS.

         Because they have primary responsibility for regulatory compliance for most of our product lines, the inability or failure of our collaborative partners to comply with the varying regulations, or the imposition of new regulations, would limit our ability to produce and sell many of our products. We will solely rely upon Abbott, Roche and Respironics to obtain United States and international regulatory approvals and clearances for our glucose monitoring, diabetes detection and infant jaundice products. We and Welch Allyn will jointly seek regulatory approvals for our cervical cancer detection product, but we do not have control over the timing or amount of resources Welch Allyn devotes to these activities or that our other collaborative partners devote to the activities for which they have responsibility.

OUR SUCCESS LARGELY DEPENDS ON OUR ABILITY TO OBTAIN AND PROTECT THE PROPRIETARY INFORMATION ON WHICH WE BASE OUR PRODUCTS.

         Our success depends in large part upon our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to license from others patents and patent applications necessary to develop our products. If any of our patents are successfully challenged, invalidated or circumvented, or our right or ability to manufacture our products were to be proscribed or limited, our ability to continue to manufacture and market our products could be adversely affected. In addition to patents, we rely on trade secrets and proprietary know-how, which we seek to protect, in part, through confidentiality and proprietary information agreements. The other parties to these agreements may breach these provisions, and we may not have adequate remedies for any breach. Additionally, our trade secrets could otherwise become known to or be independently developed by competitors.

         We have been issued, or have rights to, 40 U.S. patents (including those under license). In addition, we have filed for, or have rights to, 52 U.S. patents (including those under license) that are still pending. There are additional international patents and pending applications. One or more of the patents we hold directly or license from third parties, including those for the disposable components to be used with our glucose monitoring, infant jaundice and insulin delivery products, may be successfully challenged, invalidated or circumvented, or we may otherwise be unable to rely on these patents. These risks are also present for the process we use or will use for manufacturing our products. In addition, our competitors, many of whom have substantial resources and have made substantial investments in competing technologies, may apply for and obtain patents that prevent, limit or interfere with our ability to make, use and sell our products, either in the United States or in international markets.

         The medical device industry has been characterized by extensive litigation regarding patents and other intellectual property rights. In addition, the United States Patent and Trademark Office may institute litigation or interference proceedings. The defense and prosecution of intellectual property suits, Patent and Trademark Office proceedings and related legal and administrative proceedings are both costly and time consuming. Moreover, we may need to litigate to enforce our patents, to protect our trade secrets or know-how, or to determine the enforceability, scope and validity of the proprietary rights of others. Any litigation or interference proceedings involving us may require us to incur substantial legal and other fees and expenses and may require some of our employees to devote all or a substantial portion of their time to the proceedings. An adverse determination in the proceedings could subject us to significant liabilities to third parties, require us to seek licenses from third parties or prevent us from selling our products in some or all markets. We may not be able to reach a satisfactory settlement of any dispute by licensing necessary patents or other intellectual property. Even if we reached a settlement, the settlement process may be expensive and time consuming, and the terms of the settlement may require us to pay substantial royalties. An adverse determination in a judicial or administrative proceeding or the failure to obtain a necessary license could prevent us from manufacturing and selling our products.

MUCH OF OUR FUTURE REVENUES WILL BE DERIVED FROM SALES OF OUR PRODUCTS BY THIRD PARTIES OVER WHOM WE HAVE LIMITED INFLUENCE, AND WE MAY NOT BE ABLE TO GENERATE SUFFICIENT SALES REVENUES TO SUSTAIN OUR GROWTH AND STRATEGY PLANS.

         The revenues that we expect to receive from each of our collaborative partners depend primarily on sales of our products, most of which are still in development. We may not be able to successfully commercialize the products we are developing. Even if we do, we, together with our collaborative partners with respect to products being jointly developed, may not be able to sell sufficient volumes of our products to generate profits for us. In addition, our profit margins on some of our products are not likely to increase over time because they are subject to predetermined royalty rates and manufacturing profit rates. A significant portion of our revenues are expected to be derived from royalties and manufacturing profits that we will receive from Abbott and Respironics resulting from sales of the products we have developed or are developing with each of these companies. Another significant portion of our revenues and profits are expected to be derived from the sale of our cervical cancer detection product, and we would share with Welch Allyn in the revenues generated from sales of these products to distributors and end users.

         In addition, it is common practice in the glucose monitoring device industry for manufacturers to sell their glucose monitoring devices at substantial discounts to their list prices or to offer customers rebates on sales of their products. Manufacturers offer these discounts or rebates to expand the use of their products, which increases the market for the disposable strips they sell for use with their products. Because Abbott has discretion to determine the prices at which they sell our glucose monitoring devices, they may choose to adopt this marketing strategy. If Abbott adopts this marketing strategy and discounts the prices at which they sell our glucose monitoring devices, the amounts we earn for these sales will be less. In this case, royalties we earn on sales of our disposable cartridges may be less than the amounts we would have earned had our glucose monitoring devices not been sold at a discount.

BECAUSE OUR PRODUCTS, WHICH USE DIFFERENT TECHNOLOGY OR APPLY TECHNOLOGY IN MORE INNOVATIVE WAYS THAN OTHER MEDICAL DEVICES, ARE OR WILL BE NEW TO THE MARKET, WE MAY NOT BE SUCCESSFUL IN LAUNCHING OUR PRODUCTS AND OUR OPERATIONS AND GROWTH WOULD BE ADVERSELY AFFECTED.

         Our products are based on new methods of glucose monitoring, diabetes detection, infant jaundice and cervical cancer detection and new methods of delivery for our diabetes products. If they do not achieve significant market acceptance, our sales will be limited and our financial condition may suffer. Physicians and individuals may not recommend or use our products unless they determine that these products are an attractive alternative to current tests that have a long history of safe and effective use. To date, our products have been used by only a limited number of people, and few independent studies regarding our products have been published. The lack of independent studies limits the ability of doctors or consumers to compare our products to conventional products.

IF WE ARE UNABLE TO COMPETE EFFECTIVELY IN THE HIGHLY COMPETITIVE MEDICAL DEVICE INDUSTRY, OUR FUTURE GROWTH AND OPERATING RESULTS WILL SUFFER.

         The medical device industry in general, and the markets in which we expect to offer products in particular, are intensely competitive. Many of our competitors have substantially greater financial, research, technical, manufacturing, marketing and distribution resources than we do and have greater name recognition and lengthier operating histories in the health care industry. We may not be able to effectively compete against these and other competitors. For example, a number of competitors are currently marketing traditional glucose monitors. These monitors are widely accepted in the health care industry and have a long history of accurate and effective use. Further, if our products are not available at competitive prices, health care administrators who are subject to increasing pressures to reduce costs may not elect to purchase them. Also, a number of companies have announced that they are developing products that permit non-invasive and less invasive glucose monitoring. Accordingly, competition in this area is expected to increase.

         Furthermore, our competitors may succeed in developing, either before or after the development and commercialization of our products, devices and technologies that permit more efficient, less expensive non-invasive and less invasive glucose monitoring, insulin delivery, diabetes detection, infant jaundice or cancer detection. It is also possible that one or more pharmaceutical or other health care companies will develop therapeutic drugs, treatments or other products that will substantially reduce the prevalence of diabetes or infant jaundice or otherwise render our products obsolete.

         In addition, one or more of our collaborative partners may, for competitive reasons, reduce their support of their collaborative arrangement with us or support, directly or indirectly, a company or product that competes with our products. This would limit our ability to compete with others.

WE HAVE LITTLE MANUFACTURING EXPERIENCE, WHICH COULD LIMIT OUR GROWTH.

         We do not have manufacturing experience that would enable us to make products in the volumes that would be necessary for us to achieve significant commercial sales. In addition, we may not be able to establish and maintain reliable, efficient, full scale manufacturing at commercially reasonable costs, in a timely fashion. Difficulties we encounter in manufacturing scale-up, or our failure to implement and maintain our manufacturing facilities in accordance with good manufacturing practice regulations, international quality standards or other regulatory requirements, could result in a delay or termination of production. To date, our manufacturing activities have only included our BiliChek and BiliCal products, as well as the diabetes detection product on a limited scale. We plan to have our initial product offerings in the insulin delivery area manufactured by a third party. We may decide to manufacture these products ourselves in the future or may decide to manufacture products that are currently under development in this market segment. We have the right to manufacture certain glucose monitoring products under our agreement with Abbott, and if we and Roche determine to seek approval for and market a diabetes detection product, we will undertake to manufacture these products in significant volumes. Companies often encounter difficulties in scaling up production, including problems involving production yield, quality control and assurance, and shortages of qualified personnel.

SINCE WE RELY ON SOLE SOURCE SUPPLIERS FOR SEVERAL OF OUR PRODUCTS, ANY FAILURE OF THOSE SUPPLIERS TO PERFORM WOULD HURT OUR OPERATIONS.

         Several of the components used in our products are available from only one supplier, and substitutes for these components are infeasible or would require substantial modifications to our products. Any significant problem experienced by one of our sole source suppliers may result in a delay or interruption in the supply of components to us until that supplier cures the problem or an alternative source of the component is located and qualified. Any delay or interruption would likely lead to a delay or interruption in our manufacturing operations. The microspectrometer and disposable calibration element, components of our infant jaundice product, are each available from only one supplier. For our products which require premarket approval, the inclusion of substitute components could require us to qualify the new supplier with the appropriate government regulatory authorities. Alternatively, for our products which qualify for premarket notification, the substitute components must meet our product specifications.

OUR LIMITED MARKETING AND SALES EXPERIENCE MAKES OUR INTERNATIONAL REVENUE UNCERTAIN.

         We are responsible for marketing our infant jaundice product in countries other than the United States and Canada. In addition, we will be responsible for marketing our diabetes product line. We have relatively limited experience in marketing or selling medical device products and only have a ten person marketing and sales staff. In order to successfully continue to market and sell our products, we must either develop a marketing and sales force or expand our arrangements with third parties to market and sell our products. We may not be able to successfully develop an effective marketing and sales force, and we may not be able to enter into and maintain marketing and sales agreements with third parties on acceptable terms. If we develop our own marketing and sales capabilities, we will compete with other companies that have experienced and well-funded marketing and sales operations. If we enter into a marketing arrangement with a third party, any revenues we would receive will be dependent on this third party, and we will likely be required to pay a sales commission or similar compensation to this party. Furthermore, we are currently dependent on the efforts of Abbott and Roche for any revenues to be received from our glucose monitoring and diabetes detection products. The efforts of these third parties for the marketing and sale of our products may not be successful.

BECAUSE WE OPERATE IN AN INDUSTRY WITH SIGNIFICANT PRODUCT LIABILITY RISK, AND WE HAVE NOT SPECIFICALLY INSURED AGAINST THIS RISK, WE MAY BE SUBJECT TO SUBSTANTIAL CLAIMS AGAINST OUR PRODUCTS.

         The development, manufacture and sale of medical products entail significant risks of product liability claims. We currently have no product liability insurance coverage beyond that provided by our general liability insurance. Accordingly, we may not be adequately protected from any liabilities, including any adverse judgments or settlements, we might incur in connection with the development, clinical testing, manufacture and sale of our products. A successful product liability claim or series of claims brought against us that results in an adverse judgment against or settlement by us in excess of any insurance coverage could seriously harm our financial condition or reputation. In addition, product liability insurance is expensive and may not be available to us on acceptable terms, if at all.

IF WE CANNOT OBTAIN ADDITIONAL FUNDS WHEN NEEDED, WE WILL NOT BE ABLE TO IMPLEMENT OUR BUSINESS PLAN.

         We will require substantial additional capital to develop our products, including completing product testing and clinical trials, obtaining all required regulatory approvals and clearances, beginning and scaling up manufacturing, and marketing our products. Any failure of our collaborative partners to fund our capital expenditures, or our inability to obtain capital through other sources, would limit our ability to grow and operate as planned. Under our collaborative arrangements with Abbott, Roche, Respironics and Welch Allyn, these collaborative partners will either directly undertake the activities to develop specified products or will fund a substantial portion of the relevant expenditures for the relevant product. The obligations of our collaborative partners to fund our expenditures is largely discretionary and depends on a number of factors, including our ability to meet specified milestones in the development and testing of the relevant product. We may not be able to meet these milestones, or our collaborative partners may not continue to fund our expenditures.

         We bear responsibility for all aspects of our Simple Choice product line, which is not being developed with a collaborative partner. In addition to funds that we expect to be provided by our collaborative partners, we may be required to raise additional funds through public or private financing, additional collaborative relationships or other arrangements. We believe that our existing capital resources and the funding from our collaborative partners will be sufficient to satisfy our funding requirements through 2002, but may not be sufficient to fund our operations to the point of commercial introduction of our glucose monitoring products, our cervical cancer detection product or our full line of diabetes products. Any required additional funding may not be available on terms attractive to us, or at all. To the extent we cannot obtain additional funding, our ability to continue to develop and introduce products to market will be limited. Any additional equity financing may be dilutive to stockholders, and debt financing, if available, may involve restrictive covenants that would limit how we conduct our business or finance our operations.

THE AVAILABILITY OF THIRD-PARTY REIMBURSEMENT FOR OUR PRODUCTS IS UNCERTAIN, WHICH MAY LIMIT CONSUMER USE AND THE MARKET FOR OUR PRODUCTS.

         In the United States and elsewhere, sales of medical products are dependent, in part, on the ability of consumers of these products to obtain reimbursement for all or a portion of their cost from third-party payors, such as government and private insurance plans. Any inability of patients, hospitals, physicians and other users of our products to obtain sufficient reimbursement from third-party payors for our products, or adverse changes in relevant governmental policies or the policies of private third-party payors regarding reimbursement for these products, could limit our ability to sell our products on a competitive basis. We are unable to predict what changes will be made in the reimbursement methods used by third-party health care payors. Moreover, third-party payors are increasingly challenging the prices charged for medical products and services, and some health care providers are gradually adopting a managed care system in which the providers contract to provide comprehensive health care services for a fixed cost per person. Patients, hospitals and physicians may not be able to justify the use of our products by the attendant cost savings and clinical benefits that we believe will be derived from the use of our products, and therefore may not be able to obtain third-party reimbursement.

         Reimbursement and health care payment systems in international markets vary significantly by country and include both government sponsored health care and private insurance. We may not be able to obtain approvals for reimbursement from these international third-party payors in a timely manner, if at all. Any failure to receive international reimbursement approvals could have an adverse effect on market acceptance of our products in the international markets in which approvals are sought.

OUR SUCCESS DEPENDS ON OUR ABILITY TO ATTRACT AND RETAIN SCIENTIFIC, TECHNICAL, MANAGERIAL AND FINANCE PERSONNEL.

         Our ability to operate successfully and manage our future growth depends in significant part upon the continued service of key scientific, technical, managerial and finance personnel, as well as our ability to attract and retain additional highly qualified personnel in these fields. We may not be able to attract and retain key employees when necessary, which would limit our operations and growth. None of our key employees have an employment contract with us, nor are any of these employees, except our chief executive officer, covered by key person or similar insurance. In addition, if we are able to successfully develop and commercialize our products, we will need to hire additional scientific, technical, marketing, managerial and finance personnel. We face intense competition for qualified personnel in these areas, many of whom are often subject to competing employment offers.

WE ARE CONTROLLED BY OUR DIRECTORS, EXECUTIVE OFFICERS AND THEIR AFFILIATED ENTITIES.

         Our directors, executive officers and entities affiliated with them beneficially owned an aggregate of about 28% of our outstanding common stock as of March 31, 2002. These stockholders, acting together, would be able to control substantially all matters requiring approval by our stockholders, including the election of directors and the approval of mergers and other business combination transactions.

OUR FORWARD-LOOKING STATEMENTS ARE SUBJECT TO A VARIETY OF FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM CURRENT BELIEFS.

         SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Statements in or incorporated by reference in this prospectus which express "belief", "anticipation" or "expectation" as well as other statements which are not historical facts are forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical results or anticipated results, including those identified in the foregoing "Risk Factors" and elsewhere in this prospectus. Examples of these uncertainties and risks include, but are not limited to:

         - whether our products in development will prove feasible, safe and effective;
         - whether and when we or our strategic partners will obtain approval from the FDA and corresponding foreign agencies;
         - our need to achieve manufacturing scale-up in a timely manner, and our need to provide for the efficient manufacturing of sufficient quantities of our products;
         - the lack of immediate alternate sources of supply for some critical components of our products;
         -        our patent and intellectual property position;
         - the need to fully develop the marketing, distribution, customer service and technical support and other functions critical to the success of our product lines;
         - the effectiveness and ultimate market acceptance of our products; and
         - the dependence on our strategic partners for funding, development assistance, clinical trials, distribution and marketing of many of our products.

                                 USE OF PROCEEDS

         All sales of the common stock covered by this prospectus will be by or for the account of the selling stockholders listed in the following section of this prospectus. We will not receive any cash proceeds from the sales of any common stock.

                              SELLING STOCKHOLDERS

         We issued shares of our common stock to the selling stockholders listed below in a merger transaction whereby a wholly-owned subsidiary of SpectRx was merged with and into Sterling Medivations on December 31, 2001. The issuance of our common stock to the selling stockholders was a private placement transaction exempt from registration under the Securities Act of 1933. Under the terms of the merger agreement pursuant to which the merger was effected, we agreed to register twenty percent of the shares that each selling stockholder received in the merger transaction for resale under this prospectus. Under the terms of the merger agreement, each selling stockholder will have the ability to sell one-half of that stockholder's shares that may be offered pursuant to this prospectus from July 1, 2002 through September 30, 2002, referred to as the first offering period, and one-half of that stockholder's shares that may be offered pursuant to this prospectus from October 1, 2002 through December 31, 2002, referred to as the second offering period. These offering periods will be extended by the number of days that a permitted interruption, as described below, occurs during each offering period and, if a permitted interruption occurs during the first offering period, the commencement of the second offering period will be delayed by that number of days. Shares eligible to be offered during each offering period may only be offered during that offering period and may not be carried over into the other offering period.

         No offer or sale of common stock under this prospectus may be made by a selling stockholder unless that stockholder is listed in the table below or until that stockholder has notified us and a supplement to this prospectus has been filed or an amendment to the registration statement has become effective. We will supplement or amend this prospectus to include additional selling stockholders upon request and upon provision of all required information to us.

         The selling stockholders may offer and sell, from time to time, all or some of the common stock pursuant to this prospectus and because, to our knowledge, there are currently no agreements, arrangements or understandings with respect to the sale of any of those shares, we cannot estimate the number of the shares that will be held by the selling stockholders upon termination of the offer. The table below lists the following information:

         -        the name of each selling stockholder;
         - the number of shares of common stock beneficially owned by each selling stockholder as of May 31, 2002; and
         - the number of shares of common stock being offered for sale by each selling stockholder.

         Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to shares. The following information reflects the most recent information furnished to us by each identified selling stockholders. Unless otherwise indicated in the footnotes to the table, no selling stockholder has held any position, office or other material relationship with us or our affiliates during the past three years.


                                                                    Number of
                                                                 Shares That May
                                                                    Be Offered       Number of Shares That
                                            Number of Shares     Pursuant to this        May Be Offered
                                             of Common Stock        Prospectus          Pursuant to this
                                              Beneficially      During the First     Prospectus During the
Name                                             Owned           Offering Period     Second Offering Period
--------                                    ----------------    -----------------    ----------------------




         In the merger agreement, we agreed to file a registration statement, of which this prospectus is a part, to permit the resale of some of the shares of common stock received in the merger from time to time. The merger agreement requires that we make this prospectus available to the selling stockholders beginning on July 1, 2002, subject to the exceptions described below, until December 31, 2002.

         We may require the selling stockholders to suspend the sales of the common stock covered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in those documents in order to make statements in those documents not misleading. We will be permitted to suspend the use of this prospectus, referred to as a permitted interruption, in connection with any pending or potential acquisitions, financings or similar transactions, for a period not to exceed 60 days in any three-month period or 90 days, whether or not consecutive, in any twelve-month period, or in connection with pending corporate developments, public filings with the Securities and Exchange Commission and similar events, for a period not to exceed 30 days in any three-month period or an aggregate of 90 days, whether or not consecutive, in any twelve-month period.

                              PLAN OF DISTRIBUTION

         The selling stockholders may sell the common stock offered from time to time on any stock exchange or automated interdealer quotation system on which the common stock is listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling stockholders may sell the common stock by one or more of the following methods:

         - block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         - purchases by a broker or dealer as principal and resale by the broker or dealer for its own account;

         - ordinary brokerage transactions and transactions in which the broker solicits purchases;

         -        privately negotiated transactions;

         -        short sales;

         -        through option transactions; and

         -        any combination of any of these methods of sale.

         The selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the common stock. These brokers, dealers or underwriters may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of the shares of common stock at a stipulated price per share. If the broker-dealer is unable to sell common stock acting as agent for a selling stockholder, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire common stock as principals may thereafter resell the common stock from time to time in transactions on any stock exchange or automated interdealer quotation system on which the common stock is then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

         To the extent required under the Securities Act of 1933, as amended, the aggregate amount of selling stockholders' common stock being offered and the terms of the offering, the names of any agents, brokers, or dealers and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any dealers, brokers or agents participating in the distribution of the common stock may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders' shares, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         The selling stockholders and any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the common stock sold by them may be deemed to be underwriting discounts and commissions.

         A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with that selling stockholder, including, without limitation, in connection with distributions of the common stock by those broker-dealers.

         The selling stockholders and other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the common stock by the selling stockholders and any other person. The anti-manipulation rules under the Securities Exchange Act of 1934 may apply to sales of securities in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

         We have agreed to indemnify in certain circumstances the selling stockholders against certain liabilities, including liabilities under the Securities Act of 1933. The selling stockholders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act of 1933.

                                  LEGAL MATTERS

         Jones, Day, Reavis & Pogue, Atlanta, Georgia, will pass upon the validity of the common stock that may be offered by this prospectus.

                                     EXPERTS

         The financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports. We have not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen regarding the incorporation of its report in this prospectus, and we have dispensed with the requirement to file its consent in reliance on Rule 437a promulgated under the Securities Act. Since we have not been able to obtain the written consent of Arthur Andersen, you will not be able to recover against Arthur Andersen under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions to state a material fact required to be stated therein.

                       WHERE YOU CAN GET MORE INFORMATION

AVAILABLE INFORMATION

         We file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy this information at the public reference facilities maintained by the Commission at the Commission's Public Reference Room, which is located at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

         You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Our filings are also available on the Commission's web site on the Internet at http://www.sec.gov.

         Statements in this prospectus concerning the contents of any contract, agreement or other document are not necessarily complete. If we filed as an exhibit to any of our public filings any of the contracts, agreements or other documents referred to in this prospectus, you should read the exhibit for a more complete understanding of the document or matter involved.

INCORPORATION OF DOCUMENTS BY REFERENCE

         We have incorporated information into this prospectus by reference. This means we have disclosed information to you by referring you to another document we filed with the Commission. We will make those documents available to you without charge upon your oral or written request. Requests for these documents should be directed to SpectRx, Inc., 6025A Unity Drive, Norcross, Georgia 30071, Attention: Investor Relations, telephone: (770) 242-8723.

         The information in the following documents we filed with the Commission (File No. 0-22179) is incorporated by reference in this prospectus:

- Annual Report on Form 10-K for the year ended December 31, 2001, dated and filed with the Commission on April 1, 2002;

- Quarterly Report on Form 10-Q for the three months ended March 31, 2002, dated and filed with the Commission on May 15, 2002;

-        Current Reports on Form 8-K:

         -        dated and filed January 2, 2002;

         -        dated and filed January 2, 2002; and

         -        dated and filed January 14, 2002, as amended March 14, 2002;

- Proxy Statement, dated as of April 25, 2002, filed with the Commission in definitive form on April 25, 2002, with respect to the information required by Items 401 (management), 402 (executive compensation), 403 (securities ownership) and 404 (specified relationships and related transactions) of Regulation S-K promulgated under the Securities Act of 1933 and the Securities Exchange Act of 1934; and

- The description of the common stock contained in the registration statement on Form 8-A dated February 27, 1997, including the information incorporated by reference into that registration statement from the registration statement on Form S-1, as amended, dated as of February 27, 1997.

         We are also incorporating by reference additional documents we may file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before all of the shares covered by this prospectus are sold or deregistered. This additional information is a part of this prospectus from the date of filing of those documents.

         Any statements made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

         The information relating to us contained in this prospectus should be read together with the information in the documents incorporated or deemed to be incorporated by reference.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the various expenses and costs incurred or to be incurred by SpectRx, Inc. in connection with the registration, sale and distribution of the shares of common stock that may be offered hereby, other than selling commissions which will be borne by the selling stockholders. All the amounts shown are estimated except the Securities and Exchange Commission registration fee.

                                      Securities and Exchange Commission filing    $    29
                                      Printing expenses........................    $ 2,500
                                      Legal fees and expenses..................    $ 7,500
                                      Miscellaneous expenses...................    $   971
                                                                                   -------
                                                Total..........................    $11,000

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law. Article VII of our Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law. Article VII of our Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the corporation if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his conduct was unlawful. We have entered into indemnification agreements with our directors and executive officers, in addition to indemnification provided for in the our Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

ITEM 16.  EXHIBITS

          EXHIBIT
          NUMBER           DESCRIPTION OF EXHIBIT
          ------           ----------------------
          2.1              Agreement and Plan of Merger, dated December 31, 2001, by any among SpectRx,
                           Inc., Sterling Medivations, Inc., SM Merger Sub, Inc. and certain stockholders of
                           Sterling Medivations, Inc. (incorporated by reference to exhibit 2.1 filed with the registrant's Current Report on Form 8-K dated January 14, 2002, filed January
                           14, 2002)

          3.1A             Certificate of Incorporation, as amended (incorporated by reference to exhibit 3.1A filed with the registrant's Quarterly Report on Form 10-Q for the quarter ended June
                           30, 1997 filed August 12, 1997)

          3.1B             Certificate of Designations for Redeemable Convertible Preferred Stock (incorporated by reference to Exhibit 3.1B filed with the registrant's Annual Report on Form 10-K for the year ended December 31, 2000, filed April 2, 2001)

          3.2A             Bylaws (incorporated by reference to exhibit 3.2A filed with the Registrant's
                           Registration Statement on Form S-1 (No. 333-22429) filed February 27, 1997, and amended on April 24, 1997, June 11, 1997, and June 30, 1997, which Registration
                           Statement became effective June 30, 1997)

          3.2B             Amendment to Bylaws (incorporated by reference to Exhibit 3.2B filed with the
                           Registrant's Annual Report on Form 10-K for the year ended December 31, 2000, filed
                           April 2, 2001)

          4.1              Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 filed with the registrant's Registration Statement on Form S-1 (No. 333-22429) filed
                           February 27, 1997, and amended on April 24, 1997, June 11, 1997, and June 30,
                           1997, which Registration Statement became effective June 30, 1997)

          *5               Opinion of Jones, Day, Reavis & Pogue regarding validity.

          23               Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5).

          *24              Powers of Attorney.

-------------------
* Filed herewith.

ITEM 17.  UNDERTAKINGS

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)      To include any prospectus required by
                                    Section 10(a)(3) of the Securities Act of
                                    1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or
         Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ATLANTA, IN THE STATE OF GEORGIA, ON JUNE 12, 2002.

                                SPECTRX, INC.

                                By: /s/ THOMAS H. MULLER, JR.
                                  ----------------------------------------
                                Thomas H. Muller, Jr.
                                Executive Vice President, Chief Financial
                                Officer and Secretary

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:


                 NAME                                    TITLE                                   DATE
                 ----                                    -----                                   ----
                                              Chairman, Chief Executive Officer
                                              and Director (Principal Executive
                   *                          Officer
------------------------------------------
             Mark A. Samuels

                                              Executive Vice President and Chief
                                              Financial Officer (Principal Financial
                   *                          and Accounting Officer)
------------------------------------------
          Thomas H. Muller, Jr.




                   *                          President, Chief Operating Officer and
------------------------------------------    Director
             Keith D. Ignotz


                   *                          Director
------------------------------------------
            Charles G. Hadley


                   *                          Director
------------------------------------------
              Earl R. Lewis


                   *                          Director
------------------------------------------
           William E. Zachary


                   *                          Director
------------------------------------------
              Chris Monahan


        /s/ Thomas M. Muller, Jr.
-------------------------------------------   *Attorney-in-fact                 June 12, 2002
          Thomas M. Muller, Jr.


                                  EXHIBIT INDEX

             EXHIBIT
              NUMBER                     DESCRIPTION OF EXHIBITS
             -------                     -----------------------
                *5           Opinion of Jones, Day, Reavis & Pogue regarding validity.

                23           Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5).

                *24          Powers of Attorney.

----------

* Filed herewith.